Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SPS Commerce, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-192392, 333-182097 and 333-174026) and on Form S-8 (Nos. 333-209721, 333-201673, 333-193544, 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314) of SPS Commerce, Inc. of our report dated February 27, 2017, with respect to the consolidated balance sheets of SPS Commerce, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of SPS Commerce, Inc.

Our report dated February 27, 2017 on internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, Toolbox Solutions, Inc.’s (“Toolbox”) internal control over financial reporting associated with approximately four percent of total assets and four percent of revenues in the consolidated financial statements of SPS Commerce, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of SPS Commerce, Inc. also excluded an evaluation of the internal control over financial reporting of Toolbox.

/s/ KPMG LLP

Minneapolis, Minnesota

February 27, 2017